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                                                                 EXHIBIT 3.1(c)

                         CERTIFICATE OF CORRECTION
                                     OF
                          CERTIFICATE OF AMENDMENT
                                     OF
                SECOND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                             KEMPER CORPORATION


     KEMPER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     FIRST:  That the Certificate of Amendment of Second Restated
Certificate of Incorporation of Kemper Corporation ("Certificate of Amendment") was filed in the Office of the Secretary of State of the State of Delaware on June 6, 1991.

     SECOND: That the "Fourth" certified statement in said Certificate of Amendment is an inaccurate record of the corporate action adopted by the Board of Directors of the Corporation on March 21, 1991 and subsequently approved by the stockholders of the Corporation on May 15, 1991.

     THIRD: That the correct form of the "Fourth" certified statement in said Certificate of Amendment is set forth as follows:

          FOURTH: That at a meeting of the Board of Directors of the Corporation held on March 21, 1991, resolutions were duly adopted setting forth a proposed amendment to the Second Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted for the consideration and approval of the stockholders of the Corporation at the Annual Meeting of Stockholders of the Corporation to be held on May 15, 1991. The proposed amendment would amend the first sentence of the first paragraph of Article FOURTH of the Second Restated Certificate of Incorporation to read in its entirety as follows:

               "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000) shares which shall be divided into two classes as follows: Twenty Million (20,000,000) shares of Preferred Stock without par value (Preferred Stock) and Two Hundred Million (200,000,000) shares of Common Stock of the par value of $5 per share (Common Stock)."

     FOURTH: That except as provided in the General Corporation Law of the State of Delaware, the foregoing Certificate of Correction shall become effective as of June 6, 1991, the date said Certificate of Amendment was originally filed.

     IN WITNESS WHEREOF, the Certificate of Correction has been executed on and as of this 17th day of December, 1992 on behalf of Kemper Corporation by the Chairman of the Board and Chief Executive Officer of said Corporation and attested by the General Counsel and Corporate Secretary of said Corporation, who do hereby affirm, under penalties of perjury, that

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the foregoing Certificate is the act and deed of the Corporation and the facts stated therein are true.


                              KEMPER CORPORATION



                              By:  /s/David B. Mathis
                                   David B. Mathis
                                   Chairman of the Board and
                                   Chief Executive Officer



ATTEST:



/s/Kathleen A. Gallichio
Kathleen A. Gallichio
General Counsel and
Corporate Secretary











12/11/92
945GJN